EXHIBIT 2.1

                   AMENDED AND RESTATED CONTRIBUTION AGREEMENT

         AMENDED AND RESTATED CONTRIBUTION AGREEMENT dated as of June 2, 1999 by and among Colorado Technical University, Inc., a Colorado corporation ("CTU"); Huron University, L.L.C., a South Dakota limited liability company ("HUI"); Newco, L.L.C., a South Dakota limited liability company ("Newco"); and David O'Donnell, the sole member of Newco ("Member"). HUI, Newco and Member are collectively referred to herein as the "HUI Group".

                                    RECITALS

         A. CTU is a proprietary provider of career-oriented education to primarily adult learners. Huron University, founded in 1883, was acquired by CTU in 1996. Since that time, CTU has significantly improved Huron University's faculty and staff and invested significant funds in upgrading Huron University's classrooms and dormitories, all of which has resulted in increased student enrollment.

         B. During this time, however, Member and CTU realized that there were fundamental differences in the requirements of a campus, such as Colorado Technical University's other three campuses, that serve working adults, and Huron University that caters to more traditional younger adult students pursuing degree-based higher education after high school.

         C. As a result, Member and CTU have concluded that Colorado Technical University, Huron University, its students, the City of Huron and the surrounding region would be best served if Huron University were once again independently owned and governed and thus better able to pursue its separate mission.

         D. To accomplish this, Member has formed Newco and HUI to own and operate Huron University and CTU has agreed to contribute the operating assets and liabilities relating to the business and operations of Huron University (the "Business") and cash to Newco, and Newco has agreed to accept such assets and cash and assume such liabilities on the terms and conditions set forth herein.

         E. Newco will then contribute the Business to HUI in exchange for a 100% ownership interest in HUI.

         F. For United States federal income tax purposes, it is intended that the transactions contemplated by this Agreement qualify as a non-taxable transfer of property described in Section 721 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:


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                                    ARTICLE I
                                   DEFINITIONS

         SECTION 1.01. DEFINED TERMS. As used herein, the terms below shall have the following meanings. Any of these terms, unless the context otherwise requires, may be used in the singular or plural depending upon the reference.

                  "ACCOUNTS" shall mean all accounts, accounts receivable, other receivables, contract rights, chattel paper, insurance claims and proceeds and notes receivable of CTU as of the Closing Date relating exclusively to the Business.

                  "ACCREDITATION" shall mean accreditation by the NCA and all licenses, permits, certifications, approvals, and other governmental and regulatory authorizations required under all laws, rules and regulations applicable to or affecting the Business or the Institution, exclusive of the Certification.

                  "ASSETS" shall mean all of CTU's right, title and interest in and to all properties, assets and rights of any kind, whether tangible or intangible, real or personal, owned by CTU or in which CTU has any interest whatsoever, which are used primarily in the Business, including without limitation, the following (except to the extent any of same are specifically listed as Excluded Assets):

                  (a) Accounts, refunds or deposits and prepaid expenses relating exclusively to the Assets, including without limitation, any prepaid insurance premiums;

                  (b)      all Contract Rights;

                  (c)      all Fixtures and Equipment;

                  (d)      all Inventory;

                  (e)      all Books and Records;

                  (f) the Insurance Policies to the extent Newco desires such policies to be assigned;

                  (g)      all Permits;

                  (h)      all Miscellaneous Assets;

                  (i)      all Other Rights;

                  (j)      all Leases;

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                  (k)      all goodwill of CTU related to the Business
                           (including all rights to the name "Huron
                           University");

                  (l)      the Huron letter; and

                  (m) the Software License, to the extent assignable to Huron without cost to CTU and to the extent such assignment does not prohibit CTU from utilizing the software at no cost for the purpose of obtaining historical information.

                  "BOOKS AND RECORDS" shall mean all records pertaining to the Assets, Assumed Liabilities, customers, or suppliers of the Business (but specifically excluding the corporate minute books, corporate tax returns, stock ledger and related items) provided that HUI and Newco shall make available to CTU such Books and Records as CTU shall reasonably require after the Closing in the event of an audit or similar matter.

                  "CERTIFICATION" shall mean certification by the U.S. Department of Education for institutional participation in the programs of student financial assistance pursuant to Title IV of the Higher Education Act of 1965, as amended.

                  "CLOSING DATE" shall be as defined in SECTION 3.01.

                  "CODE" shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time.

                  "CONTRACT" shall mean with respect to CTU any of the agreements, contracts, Leases, HEI Lease, notes, loans, evidences of indebtedness, purchase orders, letters of credit, franchise agreements, undertakings, covenants not to compete, employment agreements, licenses, instruments, obligations, commitments to which CTU is a party and which relate exclusively to the Business or to which any of the Assets are subject, whether oral or written, express or implied.

                  "CONTRACT RIGHTS" shall mean with respect to CTU all of CTU's rights and obligations under the Contracts.

                  "ED" shall mean the U.S. Department of Education.

                  "ENCUMBRANCES" shall mean any claim, lien, pledge, option, charge, easement, security interest, right-of-way, encumbrance or other right of third parties, other than (a) liens for taxes and other governmental charges and assessments which are not yet due and payable and (b) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable.

                  "EXCLUDED ASSETS" shall mean the following assets of CTU: (a) all cash, cash equivalents and bank accounts; (b) all Tax files and returns, minute books and corporate seals; (c)

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all assets of CTU of every kind and description, tangible or intangible, which are not related exclusively to the Business; (d) all Insurance Policies not assigned to Newco pursuant to this Agreement; (e) all refunds of any Tax for which CTU is liable pursuant to SECTION 6.05; and (f) CTU's employee benefit agreements, plans or arrangements maintained by CTU or its affiliates on behalf of Persons employed by CTU or its affiliates.

                  "FIXTURES AND EQUIPMENT" shall mean all of the furniture, fixtures, furnishings, machinery and equipment, spare parts, supplies, vehicles and other tangible personal property owned by CTU and used exclusively in the Business.

                  "HEI LEASE" shall mean that certain real property lease dated December 30, 1996, between CTU and Huron Education, Inc.

                  "HURON LETTER" shall mean all of CTU's rights, to the extent assignable, under that certain letter dated December 30, 1996, from the City of Huron to CTU regarding the City of Huron's commitment to contribute funds for the abatement of asbestos and environmental problems at the Real Property.

                  "HURON UNIVERSITY" or "INSTITUTION" shall mean Huron University in Huron, South Dakota.

                  "INSURANCE POLICIES" shall mean with respect to CTU the insurance policies relating to the Assets and that certain key-man life insurance policy on the life of David O'Donnell.

                  "INVENTORY" shall mean all of CTU's inventory and supplies utilized exclusively in the Business and all other materials utilized exclusively in connection with the Assets.

                  "LEASES" shall mean all of the leases of CTU or other agreements or rights under which CTU is a lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third Person and used exclusively in the Business.

                  "MISCELLANEOUS ASSETS" shall mean all employee records relating to those employees to be employed by Newco or HUI as of the Closing; all accounting information pertaining to the continued operations of the Business and all media in which or on which any of the information, knowledge, data or other records relating to the Assets may be related or stored; all computer software relating to accounting and operations systems; all office and other supplies; all warranties, claims and causes of action (and the benefit of any and all collateral or security given in connection therewith) inuring to the benefit of CTU relating exclusively to the Assets; and all other assets used exclusively in connection with the Business not otherwise described in this Agreement of any character whatsoever, whether personal, tangible or intangible, wherever located, owned by CTU and related exclusively to the Business.

                  "NCA" shall mean the North Central Association of Colleges and Schools.

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                  "OTHER RIGHTS" shall mean all assignable or conveyable rights under licenses, permits, approvals, qualifications or the like relating directly to the Business issued or to be issued prior to the Closing by any government or by any governmental unit, agency, body or instrumentality whether Federal, State, local, foreign or other.

                  "PERMITS" shall mean all licenses, permits and other governmental authorizations necessary to carry on the Business as presently conducted.

                  "PERSON" means any individuals, partnership, corporation, limited liability company, business trust, joint stock company, unincorporated association, joint venture, or other governmental authority or regulatory body.

                  "QUALIFIED PARTY" shall mean any Person that does not meet the criteria set forth in 34 C.F.R. section 668.15(c).

                  "REAL PROPERTY" shall mean the real property leased to CTU pursuant to the HEI Lease.

                  "SOFTWARE LICENSE" shall mean CTU's right to use the Solomon general ledger software.

                  "SUBSIDIARY" shall mean any Person in which Newco directly or indirectly owns any equity interest.

                  "TAX" or "TAXES" shall mean all federal, state, local, foreign and other taxes, assessments or other government charges, including, without limitation, income, estimated income, business, occupation, franchise, property, sales, transfer, use, employment, commercial rent or withholding taxes, including interest, penalties and additions in connection therewith.

                  "TITLE IV PROGRAMS" shall mean the Programs of Student Financial Assistance in effect under Title IV of the Higher Education Act of 1965, as amended.

                                   ARTICLE II
                             CONTRIBUTION OF ASSETS

                  SECTION 2.01. CONTRIBUTION OF ASSETS; ASSUMPTION OF CERTAIN LIABILITIES. Upon the terms and subject to the conditions herein set forth, on the Closing Date:

                  (a) CTU shall contribute, convey, transfer, assign, and deliver to Newco, and Newco shall acquire from CTU, the Assets.

                  (b) Newco shall assume and agree to discharge the following obligations and liabilities of CTU (the "Assumed Liabilities"):

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                           (i) All liabilities, obligations and commitments of
                  CTU pursuant to the Contracts of CTU (including unearned tuition and the obligation to teach), except to the extent a Contract is not assignable pursuant to this Agreement;

                           (ii) all liabilities in respect of Taxes of CTU for
                  which Newco is liable pursuant to SECTION 6.05;

                           (iii) all liabilities and obligations related to,
                  associated with or arising out of the occupancy, operation, use or control of the Real Property (including, without limitation, all facilities, improvements, structures and equipment thereon, surface water thereon or adjacent thereto and soil or groundwater thereunder) or any conditions whatsoever on, in, at, under or in the vicinity of such Real Property;

                           (iv) all Title IV liabilities assessed against Huron
                  University by ED as a result of CTU's operation of Title IV Programs, including liabilities arising from financial aid audits; and

                           (v) all obligations and liabilities of CTU under all
                  outstanding indebtedness of CTU relating to the Business, including indebtedness outstanding under CTU's loan from Pueblo Bank in the original principal amount of $1.5 million and CTU's loan from BankOne in the original principal amount of $200,000, and all trade payables of the Business; and

                           (vi) all other obligations and liabilities of CTU
                  related to or arising out of the operation of the Business, whether arising prior to the Closing Date or otherwise, whether direct or indirect, known or unknown, absolute or contingent.

         SECTION 2.02. EXCLUDED LIABILITIES. Newco shall not assume, or otherwise be responsible for, any of the following liabilities or obligations of CTU (the "Excluded Liabilities"):

                           (i) all liabilities in respect of Taxes for which CTU
                  is liable pursuant to SECTION 6.05;

                           (ii) all liabilities or obligations in respect of
                  Excluded Assets;

                           (iii) all intercompany payables and other liabilities
                  or obligations of the Business to any affiliates of CTU; and

                           (iv) Title IV liabilities owed by CTU to ED for the
                  administration of Title IV programs at the Institution in the periods of 1994 through 1996 for which EIEA America, Inc. and/or Lansdowne University, Ltd. have established a Letter of Credit with Farmers and Merchants Bank to reimburse CTU.

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         SECTION 2.03. ADDITIONAL CAPITAL CONTRIBUTIONS. CTU shall contribute to
Newco as additional capital contributions: (i) Five Hundred Thousand Dollars ($500,000) in cash or bank check at the Closing (the "Cash Amount"), and (ii) within forty-five days (45) after the Closing Date, an additional cash amount ("Pre-Paid Cash") equal to the difference between the amount of cash collected from students of the Business which is unearned as of the Closing Date and the amount of accounts receivable of the Business related to the term in progress which have been earned by the Business through the Closing Date (the Cash Amount and the Pre-Paid Cash being collectively referred to as the "Capital Contribution"). CTU and Newco shall cooperate to determine the amount of Pre-Paid Cash from the Books and Records of CTU. CTU shall receive a credit against the Capital Contribution otherwise due pursuant to this SECTION 2.03 for the full amount paid by CTU as Newco Fees (as defined herein).

         SECTION 2.04. CONSIDERATION. Newco shall issue to CTU units of capital of Newco which will represent 19.9% of the total outstanding limited liability company interests in Newco on the Closing Date (the "LLC Units"). The LLC Units will have a liquidation preference equal to the sum of $3.3 million and the Capital Contribution, less the amount of assumed liabilities set forth on
SCHEDULE 2.04 (the "Liquidation Preference").

         SECTION 2.05. ALLOCATION OF CONSIDERATION. At the Closing, the parties hereto shall allocate the value of the LLC Units among the Assets in accordance with SCHEDULE 2.05 hereto. The parties hereto shall (a) prepare all required tax returns and reports in a manner that is consistent with such allocation, (b) file Internal Revenue Service Form 8594 in such manner, and (c) not voluntarily take any position inconsistent therewith upon examination of any such tax return, in any refund claim, in any litigation or otherwise with respect to such income tax returns.

                                   ARTICLE III
                                     CLOSING

         SECTION 3.01. CLOSING. Upon the terms and subject to the conditions set forth herein, the closing of the transactions contemplated herein (the "Closing") shall be held [____________] at 10:00 a.m. local time or such other day when all of the conditions set forth in Articles VII and VIII are satisfied (the "Closing Date") at the offices of Churchill Manolis Freeman Kludt & Shelton, 333 Dakota Avenue South, 2nd Floor, Huron, South Dakota, 57350 unless the parties hereto otherwise agree.

         SECTION 3.02.  DELIVERIES AT CLOSING.

                  (a) INSTRUMENTS AND POSSESSION. To effect the transfer referred to in SECTION 2.01 hereof, CTU shall, on the Closing Date, execute and deliver to Newco:

                           (i) assignment documents, in form and substance satisfactory to Newco, conveying in the aggregate all personal property included in the Assets; and

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                           (ii) such other instruments as shall be reasonably
                           requested by Newco to vest in Newco title in and to the Assets in accordance with the provisions hereof.

                  (b) ASSUMPTION DOCUMENTS. Upon the terms and subject to the conditions contained herein, on the Closing Date, Newco shall execute and deliver to CTU instruments of assumption evidencing Newco's assumption of the Assumed Liabilities.

                  (c) LLC CERTIFICATES. On the Closing Date, Newco shall deliver to CTU a certificate or certificates representing the LLC Units.

                                   ARTICLE IV
                      REPRESENTATIONS AND WARRANTIES OF CTU

         CTU hereby represents and warrants to, and covenants with the HUI Group as follows:

         SECTION 4.01. ORGANIZATION AND CAPITALIZATION. CTU is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation.

         SECTION 4.02. POWER AND AUTHORITY. CTU has all requisite corporate power and authority to own, lease and operate its properties and to conduct its business as presently conducted and is duly qualified or licensed as a foreign corporation in good standing in each jurisdiction in which the character of its properties or the nature of its business activities requires such qualification.

         SECTION 4.03. AUTHORITY FOR AGREEMENT. The Board of Directors of CTU has approved this Agreement and has authorized the execution and delivery and performance hereof. CTU has full corporate power, authority and legal right to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement is a legal, valid and binding obligation of CTU, enforceable against CTU in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general.

         SECTION 4.04. NO VIOLATION TO RESULT. Except as set forth on SCHEDULE 4.04, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby:

                  (a) are not in violation or breach of, do not conflict with or constitute a default under, and will not accelerate or permit the acceleration of the performance required by, any of the terms of the charter documents or by-laws of CTU or any Contract, note, debt instrument, security agreement or mortgage, or any other contract or agreement, written or oral, to which CTU is a party and which affects any of the Assets;

                  (b) will not be an event which, after notice or lapse of time or both, will result in any such violation, breach, conflict, default, or acceleration;

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                  (c) will not result in a violation under any law, judgment, decree, order, rule, regulation, Permit or other legal requirement of any governmental authority, court or arbitration tribunal whether federal, state, provincial, municipal or local (within the U.S. or otherwise) at law or in equity, and applicable to CTU; and

                  (d) will not result in the creation or imposition of any new Encumbrance in favor of any Person upon any of the Assets.

         SECTION 4.05. TAXES. CTU has, with respect to the Business, prepared (or caused to be prepared) and timely and properly filed (or caused to be timely and properly filed) with the appropriate federal, state, provincial, municipal or local authorities all tax returns, information returns and other reports required to be filed and has paid or accrued (or caused to be so paid or accrued) in full all Taxes, if any, due to, or claimed to be due by, any taxing authority. With respect to Taxes directly related to the Business, CTU has not executed or filed with any taxing authority any agreement extending the period for assessment or collection of such Taxes.

         SECTION 4.07. TITLE TO ASSETS. CTU has good and marketable title to each of the Assets purported to be owned by it, free and clear of any and all Encumbrances other than those evidenced by the Assumed Liabilities. As of the Closing Date, CTU will transfer to Newco good and marketable title to such Assets purported to be owned by it, free and clear of any and all Encumbrances other than Encumbrances evidenced by the Assumed Liabilities.

                                    ARTICLE V
                 REPRESENTATIONS AND WARRANTIES OF THE HUI GROUP

         HUI, Newco and Member hereby, jointly and severally, represent and warrant to, and covenant with, CTU as follows:

         SECTION 5.01. ORGANIZATION AND CAPITALIZATION OF HUI. Each of HUI and Newco is a limited liability company duly formed, validly existing and in good standing under the laws of the state of South Dakota.

         SECTION 5.02. POWER AND AUTHORITY. Each of HUI and Newco has all requisite power and authority to own, lease and operate its properties and to conduct its business as presently conducted and as proposed to be conducted and is duly qualified or licensed as a foreign corporation in good standing in each jurisdiction in which the character of its properties or the nature of its business activities requires such qualification.

         SECTION 5.03. AUTHORITY FOR AGREEMENT. The Managers of HUI and Newco have approved this Agreement and have authorized the execution and delivery and performance hereof, including Newco's obligation to issue and deliver the LLC Units. Each of HUI and Newco has full power, authority and legal right to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement is a legal, valid and binding obligation of HUI, Newco and

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Member enforceable against each of them in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights in general.

         SECTION 5.04. NO VIOLATION TO RESULT. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby:

                  (a) are not in violation or breach of, do not conflict with or constitute a default under, and will not accelerate or permit the acceleration of the performance required by, any of the terms of the articles of organization or operating agreement of HUI or Newco or any note, debt instrument, security agreement or mortgage, or any other contract or agreement, written or oral, to which HUI, Newco or Member is a party or by which HUI, Newco or Member or any of their respective properties or assets are bound;

                  (b) will not be an event which, after notice or lapse of time or both, will result in any such violation, breach, conflict, default, or acceleration;

                  (c) will not result in violation under any law, judgment, decree, order, rule, regulation or other legal requirement of any governmental authority, court or arbitration tribunal whether federal, state, provincial, municipal or local (within the U.S. or otherwise) at law or in equity, and applicable to either HUI, Newco or Member; and

                  (d) will not result in the creation or imposition of any Encumbrance in favor of any Person upon any of the properties or assets of HUI or Newco.

         SECTION 5.05. CAPITALIZATION. As of the date hereof, all of the limited liability company interests in Newco are owned and held, beneficially and of record, by Member and all of the limited liability company interests in HUI are owned and held beneficially and of record and at the Closing Date will be owned and held, beneficially and of record, by Newco. The amount of cash and a description and statement of the agreed value of the other property or services contributed by Member and Newco and which Member and Newco have agreed to contribute to Newco and HUI, respectively, is set forth on SCHEDULE 5.05. Except as set forth on SCHEDULE 5.05 or otherwise provided in this Agreement, (a) no subscription, warrant, option, convertible security or other rights (contingent or otherwise) or commitments of any character to purchase or acquire any limited liability company interests of Newco or HUI is authorized or outstanding, (b) neither Newco nor HUI has any obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to holders of any limited liability company interests any evidences of indebtedness or assets of Newco or HUI, and (c) neither Newco nor HUI has any obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its limited liability company interests or any other interests therein or to pay any dividend or make any other distribution in respect thereof. There are no outstanding or authorized equity appreciation, phantom interests or similar rights with respect to Newco or HUI. All of the issued and outstanding limited liability company interests of Newco and HUI have been and will be offered, issued and sold

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by Newco and HUI in compliance with applicable federal and state securities laws. The consummation of the transactions contemplated in this Agreement will not give rise to any preemptive rights or antidilution rights exerciseable by any holder of interests of Newco.

         SECTION 5.06. LLC UNITS. The LLC Units, when issued and delivered pursuant to this Agreement will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. When issued and delivered pursuant to this Agreement, CTU will receive good title to such LLC Units, free and clear of all liens, security interests, pledges, charges, Encumbrances, members' agreements (other than the operating agreement delivered to CTU) and voting trusts.

         SECTION 5.07. SUBSIDIARIES. HUI is the only Subsidiary of Newco. Newco has good and marketable title to all of the equity interests it purports to own of HUI, free and clear in each case of any Encumbrance, and all such interests have been duly issued and are fully paid and nonassessable. There are no outstanding warrants, options, or other rights or commitments of any character to subscribe for or purchase from Newco or HUI, or obligating HUI to issue, any additional equity interests in HUI or any securities convertible into or exchangeable for such equity interests.

         SECTION 5.08. NO PRIOR ACTIVITIES. Neither Newco nor HUI have incurred any liabilities or obligations, except those incurred in connection with their organization or with the negotiation and consummation of this Agreement and the transactions contemplated hereby. Neither Newco nor HUI have engaged in any business or activities of any type or kind whatsoever, or entered into any agreements with any Person, and are not subject to or bound by any obligations or undertakings which are not contemplated by this Agreement or incurred in connection with their incorporation.

         SECTION 5.09. CHARTER AND BYLAWS. A true and complete copy of the articles of organization and operating agreement of Newco and HUI have been delivered to CTU.

                                   ARTICLE VI
                                    COVENANTS

         SECTION 6.01. ACCESS TO PROPERTIES AND RECORDS. Member acknowledges that, as President of CTU, he is familiar with the operations of the Business, the value of the Assets and the status of the Assumed Liabilities and that he is familiar with the financial condition and operating history of the Business. Nevertheless, CTU hereby authorizes Member, in his capacity as President of CTU, to afford to the other officers, employees, attorneys, accountants and other authorized representatives of Newco, free and full access to all of CTU's assets, properties, Books and Records, and employees relative to the Business in order to afford Newco as full an opportunity of review, examination and investigation as Newco shall desire to make of the affairs of the Business, and Newco shall be permitted to make extracts from, or take copies of, such Books and Records or other documentation as may be reasonably necessary; and CTU shall furnish or cause to be furnished to Newco such reasonable financial and operating data and other information about the Business, which any of Newco's respective officers, employees, attorneys, accountants or other authorized representatives

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may request; provided Newco and its agents shall not unreasonably interfere with the operations of the Business.

         SECTION 6.02. PUBLIC ANNOUNCEMENTS. Newco and CTU will consult with each other with respect to any announcement to the public or any statement to their employees (and students in the case of CTU) generally concerning or relating to the transactions contemplated hereby. Prior to the Closing Date neither Newco, HUI nor CTU will make any announcement to the public without the prior written consent of the other, except for announcements which CTU believes to be required by or advisable under applicable securities laws or stock exchange rules.

         SECTION 6.03. TRANSFERRED EMPLOYEES. Effective as of the Closing Date, Newco or HUI shall offer employment to all employees of the Business who are employed on the Closing Date, including those who are on short-term disability leave. CTU shall cooperate with Newco and HUI in the orderly transfer of the Transferred Employees to Newco or HUI, as applicable. As of 11:59 p.m. immediately prior to the Closing Date, CTU shall cease all benefit accruals in any of its employee benefit plans attributed to Transferred Employees. In administering employee benefit plans for the Transferred Employees after the Closing Date, Newco or HUI, as applicable will credit each Transferred Employee solely for vesting and eligibility purposes with all years of service of such Transferred Employee credited for such purpose with the Business. Without limiting the generality of the foregoing, no waiting period or exclusion from coverage of any pre-existing medical condition shall apply to the Transferred Employees' participation in any employee benefit plan of Newco or HUI, as applicable, after the Closing Date if such Transferred Employee was a participant in CTU's benefit plans for at least thirty days prior to the date of employment of such Transferred Employee by Newco or HUI. The parties hereto expressly acknowledge that CTU shall not be liable for (i) any claims arising out of or accruing under any employee benefit plans of HUI or Newco or otherwise to or in respect of any Transferred Employees terminated by HUI or Newco for any reason on or after the Closing Date, including without limitation, any severance benefits or termination payments or (ii) any liability triggered under any unemployment compensation or other government-mandated benefits relating to the termination of any Transferred Employee on or after the Closing Date.

         SECTION 6.04. SECURITIES LAW COMPLIANCE. The HUI Group hereby jointly and severally covenant and agree that all issuances and offers of limited liability company interests or other securities of Newco and HUI have been and will be conducted in compliance with applicable federal and state securities laws. Member, Newco and HUI hereby jointly and severally indemnify and hold CTU and its affiliates and agents harmless from and against any and all liabilities, losses, damages, claims, costs and expenses arising out of or due to the issuance of any limited liability company interests or other securities of Newco or HUI.

         SECTION 6.05. TAXES.

                  (a) CTU shall be liable for and shall pay all Taxes (whether assessed or unassessed) applicable to the Business or the Assets, in each case attributable to periods (or portions thereof) ending on or prior to the Closing Date. Newco or HUI shall pay all Taxes (whether assessed or unassessed) applicable to the Business or the Assets, in each case attributable to periods (or portions thereof) beginning after the Closing Date. For purposes of this SECTION 6.05(A), any period beginning before and ending after the Closing Date shall be treated as two partial periods, one ending on the Closing Date and the other beginning after the Closing Date.

                  (b) Notwithstanding SECTION 6.05(A), any Tax (including, without limitation, a sales Tax, use Tax, real property transfer or gains Tax or documentary stamp Tax) directly attributable to the sale or transfer of the Assets shall be paid one-half by CTU and one-half by Newco. CTU and Newco agree to timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or make a report with respect to, such Taxes.

                  (c) CTU or Newco, as the case may be, shall provide reimbursement for any Tax paid by one party all or a portion of which is the responsibility of the other party in accordance with the terms of this SECTION
6.05. Within a reasonable time prior to the payment of any said Tax, the party paying such Tax shall give notice to the other party of the Tax payable and the portion which is the liability of each party, although failure to do so will not relieve the other party from its liability hereunder.

         SECTION 6.06. CONSENTS OF THIRD PARTIES; GOVERNMENTAL APPROVALS.

                  (a) Newco, HUI and CTU will use their best efforts to secure, before the Closing Date, the consent, approval or waiver, from any party to a Contract, to assign or transfer any such Contract to Newco or HUI or to otherwise satisfy the conditions set forth in SECTION 7.04 and to obtain the release of CTU from liability in respect thereof; provided that neither CTU, Newco, nor HUI shall have any obligation to offer or pay any consideration in order to obtain any such consents or approvals.

                  (b) During the period prior to the Closing Date, CTU, Newco and HUI shall act diligently and reasonably, and shall cooperate with each other and use their best efforts to secure any consents and approvals of any governmental or regulatory authority required to be obtained by them in order to assign or transfer any Permits to Newco or HUI or to permit the consummation of the transactions contemplated by this Agreement.

         SECTION 6.07. RESIGNATION OF MEMBER. Member shall resign, effective as of the Closing Date, all positions he holds as either an officer or director of CTU or MDJB, Inc., and shall serve as President of Newco or HUI and Chancellor of Huron University.

         SECTION 6.08. BEST EFFORTS TO OBTAIN CERTIFICATION AND ACCREDITATION. The parties hereto shall use their best efforts to obtain Certification and Accreditation for Huron University upon the Closing. In this regard, the parties hereto shall diligently pursue Certification and Accreditation through prompt, timely and complete filings of the requisite documents and properly and promptly responding to inquiries of the ED and the NCA. CTU and the HUI Group shall provide to the ED and the NCA, and to all state regulatory agencies and accrediting bodies, all information reasonably required or reasonably requested by any of such agencies or bodies, and each of CTU and the HUI Group shall use their best efforts to satisfy promptly all requirements and demands of the ED, the NCA or any such agency or body requisite to obtaining Certification and Accreditation, whether absolute or provisional. With respect to the ED, HUI shall, as soon as practicable after execution of this Agreement but in no event later than June 1, 1999, submit a Preacquisition Review Application ("PRA") to the ED for a Preacquisition Review of HUI, as applicable. CTU shall cooperate in the preparation and filing of the PRA and the parties shall jointly use their best efforts to obtain from the ED the responsive letter described in SECTION 7.06 herein.

         SECTION 6.09. BEST EFFORTS. Subject to the terms and conditions provided in this Agreement, each of the parties shall use its best efforts in good faith to take or cause to be taken as promptly as practicable all actions that are within its power to cause to be fulfilled those conditions precedent to its obligations or the obligations of the other parties to consummate the transactions contemplated by this Agreement that are dependent upon its actions, including with respect to the HUI Group, HUI Group's best efforts to cause the condition set forth in SECTION 8.05 to be satisfied.

                                   ARTICLE VII
                    CONDITIONS TO THE HUI GROUP'S OBLIGATIONS

         All obligations of the HUI Group under this Agreement are subject to the fulfillment and satisfaction, prior to or at the time at which the Closing Date is scheduled to occur, of each of the following conditions precedent, any one or more of which may be waived by Newco in writing.

         SECTION 7.01. REPRESENTATIONS AND WARRANTIES TRUE AT THE CLOSING DATE. At the Closing Date, the representations and warranties of CTU contained in this Agreement will be true and correct in all material respects at and as of such time, and at the Closing Date, CTU shall have delivered to Newco a certificate to such effect signed by the President of CTU.

         SECTION 7.02. CTU'S PERFORMANCE. Each of the obligations of CTU to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed in all material respects at the Closing Date, and at the Closing Date, CTU shall have delivered to Newco a certificate to such effect signed by the President of CTU

         SECTION 7.03. OPINION OF CTU'S COUNSEL. Newco shall have been furnished an opinion or opinions of counsel to CTU, dated the Closing Date, in form substantially as set forth on SCHEDULE 7.03 hereto.

         SECTION 7.04. ASSIGNMENT OF CONTRACTS. CTU shall have received consents under all material Contracts comprising the Assets which require the consent of any Person to the assignment thereof either by the terms thereof or as a matter of law for their assumption or performance by Newco or HUI.

         SECTION 7.05. NCA ACCREDITATION. Newco or HUI shall have received an indication from NCA that it will grant institutional Accreditation for Huron University upon the Closing.

         SECTION 7.06. PREACQUISITION REVIEW. Newco or HUI shall have received an indication from ED indicating that a Preacquisition Review has been completed and in substance, indicating that there is nothing in the information submitted which would prevent the Institution from being recertified following the Closing.

                                  ARTICLE VIII
                         CONDITIONS TO CTU'S OBLIGATIONS

         All obligations of CTU under this Agreement are subject to the fulfillment and satisfaction, prior to or at the time at which the Closing Date is scheduled to occur, of each of the following conditions, any one or more of which may be waived in writing by CTU.

         SECTION 8.01. REPRESENTATIONS AND WARRANTIES TRUE AT THE CLOSING DATE. At the Closing Date, the representations and warranties of the HUI Group contained in this Agreement will be true and correct in all material respects at and as of such time, and at the Closing Date, Newco shall have delivered to CTU a certificate to such effect signed by the President and Manager of HUI and Newco.

         SECTION 8.02. NEWCO'S AND HUI'S PERFORMANCE. Each of the obligations of Newco and HUI to be performed by either of them on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed in all material respects at the Closing Date, and at the Closing Date, the HUI Group shall have delivered to CTU a certificate to such effect signed by the President of HUI and Newco.

         SECTION 8.03. OPINION OF THE HUI GROUP'S COUNSEL. CTU shall have been furnished an opinion or opinions of counsel to the HUI Group, dated the Closing Date, in form substantially as set forth on SCHEDULE 8.03 hereto.

         SECTION 8.04. EMPLOYMENT AGREEMENTS. Member shall have executed and delivered to CTU an amendment to his existing employment agreement with CTU and John Zing shall have executed and delivered to CTU an Employment Agreement with CTU, substantially in the forms attached as SCHEDULE 8.04A AND 8.04B hereto, providing for Member and Mr. Zing to assist CTU in its management transition and other operational and strategic matters.

         SECTION 8.05. ADDITIONAL CAPITAL. Newco shall have received commitments, in form and substance satisfactory to CTU, to purchase limited liability company interests in Newco in an amount of at least $1.85 million.

         SECTION 8.06. HEI LEASE. CTU and its affiliates shall have been unconditionally released from all obligations under the HEI Lease.

         SECTION 8.07. NCA ACCREDITATION. Newco or HUI shall have received an indication from NCA that it will grant institutional Accreditation for Huron University upon the Closing.

         SECTION 8.08. PREACQUISITION REVIEW. Newco or HUI shall have received an indication from ED that a Preacquisition Review has been completed and in substance, indicating that there is nothing in the information submitted which would prevent the Institution from being recertified following the Closing.

         SECTION 8.09. LIST OF MEMBERS. At the Closing Date, Newco shall deliver to CTU a list, certified by the President and Manager of Newco, identifying (i) the name and State of residence of each record and beneficial member of Newco,
(ii) the amount of limited liability company interests each member owns and
(iii) the amount of cash and a description and statement of the agreed value of the other property or services contributed by each member and which each member has agreed to contribute to Newco.

                                   ARTICLE IX
                        PERFORMANCE SUBSEQUENT TO CLOSING

         SECTION 9.01. COVENANTS OF NEWCO AND HUI PENDING EXPIRATION OF CONDITION SUBSEQUENT. Each of Newco and HUI covenants and agrees with CTU that from and after the Closing and until the satisfaction or expiration of the condition subsequent described in SECTION 9.04 hereof (the "Condition Subsequent") or the exercise of the Recission Right (as defined in SECTION 9.04 below), unless otherwise agreed in writing by CTU and except as set forth on
SCHEDULE 9.01 hereto, it (i) shall not mortgage, pledge, assign, sell or otherwise transfer any of the Assets other than in the ordinary course of HUI's business, (ii) shall conduct the business, operations, activities and practices of the Institution and the Business herein acquired in the usual and ordinary course, consistent with past practices, (iii) shall use its best efforts to preserve the business organization of the Business intact, keep available to itself and the Business the services of the Transferred Employees, and preserve for itself and CTU the goodwill of the suppliers, students and others with whom CTU, with respect to the Business, Newco or HUI has a business relationship,
(iv) shall maintain the tangible property in the same condition as it now exists, ordinary usage, wear and tear excepted, (v) shall not breach any agreements necessary for its operations, and (vi) shall not enter into any contract or commitment the performance of which may extend beyond the expiration of the Condition Subsequent, except those made in the ordinary course of business, the terms of which are consistent with past practice.

         SECTION 9.02. FINANCIAL CONDITION. Until the satisfaction of the Condition Subsequent or HUI's exercise of the Rescission Right, HUI and Newco shall maintain sufficient, unimpaired equity capital as shall be acceptable to the ED and other governmental, quasi-governmental, or accrediting agency authorities including satisfaction of all applicable financial responsibility regulations and standards, so as to provide reasonable assurances that HUI and Newco shall be financially capable of obtaining HUI's Accreditations and Certifications and performing its obligations hereunder.

         SECTION 9.03. ADMINISTRATION IN ACCORDANCE WITH REGULATIONS, ACCREDITATIONS AND CERTIFICATIONS. Until the satisfaction of the Condition Subsequent or HUI's exercise of the Rescission Right, HUI and Newco shall administer and operate the Institution in accordance with all material federal and state laws, statutes, rules and regulations and in accordance with all permits, accreditations, authorizations and agreements issued by or entered into with any federal, state or local government, quasi-governmental or accrediting agency in any way regulating or otherwise relating to the administration and operation of the Institution. Subject to the terms and provisions of this Agreement, each of HUI and Newco shall use its best efforts to obtain any and all approvals from the ED, any state education regulatory authority and any other governmental quasi-governmental or accrediting agency that may be necessary or appropriate to vest in HUI or Newco the right and authority to administer and operate the Institution and to verify HUI or Newco for participation in Title IV Programs in the same manner and to the same extent as CTU with respect to the Business prior to the transactions contemplated hereunder.

         SECTION 9.04. CONDITION SUBSEQUENT TO OBLIGATIONS OF HUI. Notwithstanding anything to the contrary contained in this Agreement, if within 90 calendar days after the Closing Date, the ED fails to grant Certification, whether absolutely or provisionally, for Huron University to participate in the Title IV Programs, HUI may, at its option, terminate and rescind this Agreement (the "Rescission Right") by giving CTU written notice to such effect, within 5 days after the expiration of such period; provided that such rescission can be and is effected within 30 days of such notice and in a manner so as to restore CTU's use and ownership of the Business and the Assets in the same state and in the same form and character as it was immediately prior to the Closing Date (except for transactions occurring since the Closing Date in accordance with the covenant described in SECTION 9.01 and except that in the event the Real Property is transferred to a different owner, the parties hereto acknowledge and understand that there will be a different lessor of the Real Property, but that the terms and provisions of any lease of the Real Property to CTU will be no less favorable to CTU than those provided currently in the HEI Lease) and permit CTU to operate the Business immediately after the Rescission Date in the same manner as the Business was conducted by CTU immediately prior to the Closing Date. If subsequent to such election the Institution is recertified, CTU shall reimburse HUI for the Title IV Program funds attributable to and received for such period. Immediately upon triggering the condition subsequent set forth in this Section, the parties shall work cooperatively and in good faith to rescind the transfer of the Assets and assumption of the Assumed Liabilities in the manner and to the extent herein contemplated, including immediately seeking reinstitution of all of CTU's Accreditations, prompt reconveyance of the Assets and Assumed Liabilities to CTU, and preservation of the goodwill of the business of the Institution. Without limiting the generality of the foregoing, upon any rescission of the purchase of the Assets pursuant to this Section: (a) CTU shall deliver to Newco the certificates representing the LLC Units; (b) HUI or Newco shall pay to CTU cash in an amount equal to (i) the Cash Amount, plus (ii) an amount of cash equal to the difference between the amount of cash collected from students of HUI and Newco which is unearned as of the date the Assets and Assumed Liabilities are reconveyed (the "Rescission Date") (including Pre-Paid Cash which is unearned, if any) and the amount of accounts receivable of HUI and Newco related to the term in progress which have been earned by HUI or Newco through the Recission Date; and (c) HUI or Newco shall reconvey the Assets to CTU.

         SECTION 9.05. DISBURSEMENT OF TITLE IV FUNDS. CTU agrees that immediately prior to the Closing Date, CTU will disburse Title IV funds in accordance with 34 C.F.R. section 668.26. Each of Newco and HUI expressly acknowledges that documentation establishing HUI's or Newco's eligibility and certification to participate in the programs administered under Title IV must be issued by the U.S. Department of Education before HUI or Newco may participate in the federal student financial assistance programs under Title IV.

                                    ARTICLE X
                                   TERMINATION

         SECTION 10.01. TERMINATION. Notwithstanding anything herein or elsewhere to the contrary, this Agreement may be terminated at any time prior to
Closing:

                  (a) by CTU or Newco if the Closing Date shall not have taken place on or prior to December 31, 1999 (the "Termination Date"); or

                  (b) by CTU at any time in its sole discretion if any of the representations or warranties of the HUI Group in this Agreement are not in all material respects true, accurate and complete or if any of the HUI Group breaches in any material respect any covenant contained in this Agreement, provided that such misrepresentation or breach is not cured within ten business days after notice thereof, but in any event prior to the Termination Date;

                  (c) by Newco at any time in its sole discretion if any of the representations or warranties of CTU in this Agreement are not in all material respects true, accurate and complete or if CTU breaches in any material respect any covenant contained in this Agreement, provided that such misrepresentation or breach is not cured within ten business days after notice thereof, but in any event prior to the Termination Date;

                  (d) by CTU at any time after June 30, 1999, if CTU reasonably believes that either the NCA or the ED will not certify or accredit the Institution at any time or in a timely manner; or

                  (e) by CTU at any time after June 15, 1999, if Newco has not received commitments, in form and substance satisfactory to CTU, to purchase limited liability company interests in Newco in an amount of at least $1.85 million.

         SECTION 10.02. NOTICE; EFFECT OF TERMINATION. If this Agreement is terminated pursuant to SECTION 10.01, written notice thereof shall promptly be given by the party electing such termination to the other party and, subject to the expiration of the cure periods provided in clauses (b) and (c) of SECTION 10.01, if any, this Agreement shall terminate without further actions by the parties and no party shall have any further obligations under this Agreement; provided that any termination of this Agreement pursuant this Section shall not relieve any party from any liability for the breach of any representation, warranty or covenant contained in this Agreement or be deemed to constitute a waiver of any remedy available for such breach. Notwithstanding the termination of this Agreement, the respective obligations of the parties under SECTIONS 11.02, 11.06, 11.09 and
11.10 shall survive the termination of this Agreement.

                                   ARTICLE XI
                                  MISCELLANEOUS

         SECTION 11.01. SUCCESSORS, ASSIGNS AND THIRD PARTIES. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns; provided, however, that none of the parties hereto may make any assignment of this Agreement or any interest herein without the prior written consent of the other parties hereto provided that CTU may trade or assign all or part of its interest in the LLC Units at any time to a Qualified Party without the consent of any of the HUI Group; provided, however, that in the event CTU desires to sell all or a portion of its interest in the LLC Units to an unaffiliated Person (the "Offeree") it shall first offer the HUI Group the right, exercisable by written notice to CTU delivered within ten days after receipt of notice from CTU, to purchase all, but not less than all, of the offered LLC Units at the same price and on the same terms as those offered to the Offeree; provided, that the HUI Group shall have thirty days from the receipt of the above-referenced notice from CTU to complete the purchase of the offered LLC Units. Except as provided herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, firm or corporation, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

         SECTION 11.02. GOVERNING LAW. This Agreement shall in all respects be interpreted, construed and governed by and in accordance with the internal substantive laws of the State of South Dakota, disregarding principles of conflict of laws and the like.

         SECTION 11.03. SEVERABILITY. Each section, subsection and lesser section of this Agreement constitutes a separate and distinct undertaking, covenant and/or provision hereof. In the event that any provision of this Agreement shall finally be determined to be unlawful, such provision shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect and such unlawful provision shall be interpreted as closely as possible to the manner in which it was written.

         SECTION 11.04. CERTAIN WORDS. Words such as "herein," "hereof," "hereby," "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular section or subsection of this Agreement. Whenever the word "including" is used herein, it shall be deemed to be followed by the words "without limitation."

         SECTION 11.05. NOTICES. Except as otherwise expressly provided herein, any notice, consent, or other communication required or permitted to be given hereunder shall be in writing, delivered by certified mail or a national overnight delivery services and shall be deemed to have been given when received, and shall be addressed as follows:

             (a) If to the HUI Group:  Huron University
                                       333 Ninth St. SW
                                       Huron, South Dakota 57350
                                       Attn:  Mr. David O'Donnell

                 with a copy to:       Churchill Manolis Freeman Kludt & Shelton
                                       P.O. Box 176
                                       Huron, South Dakota  57350
                                       Attn: George Manolis, Esq.

             (b) If to CTU:            Whitman Education Group
                                       4000 Biscayne Boulevard, 6th Floor
                                       Miami, Florida 33137
                                       Attn: Richard B. Salzman, Esq.
                                             Vice President - Legal Affairs and
                                             General Counsel

                 with a copy to:       Stearns Weaver Miller Weissler
                                         Alhadeff & Sitterson, P.A.
                                       150 West Flagler St., Suite 2200
                                       Miami, Florida 33130
                                       Attn:  Steven D. Rubin, Esq.

or at such other address or addresses as the party addressed may from time to time designate in writing. Any communication dispatched by telegram or telex shall be confirmed by letter.

             SECTION 11.06. EXPENSES. Except as otherwise provided in Article XI, all legal and other costs and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring such expenses; provided, however, that CTU shall pay reasonable attorney's fees incurred by the HUI Group (the "HUI Fees") in connection with this transaction.

             SECTION 11.07. HEADINGS. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

             SECTION 11.08. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute the same agreement.

             SECTION 11.09. LITIGATION; PREVAILING PARTY. In the event of any litigation with regard to this Agreement, the prevailing party shall be entitled to receive from the non-prevailing party and the non-prevailing party shall pay upon demand all reasonable fees and expenses of counsel for the prevailing party.

             SECTION 11.10. INJUNCTIVE RELIEF. It is possible that remedies at law may be inadequate and, therefore, the parties hereto shall be entitled to equitable relief including, without limitation, injunctive relief, specific performance or other equitable remedies in addition to all other remedies provided hereunder or available to the parties hereto at law or in equity.

             SECTION 11.11. ENTIRE AGREEMENT. This Agreement contains every obligation and understanding between the parties relating to the subject matter hereof and merges all prior discussions, negotiations and agreements, if any, between them, and none of the parties shall be bound by any representations, warranties, covenants, or other understandings, other than as expressly provided or referred to herein.

             SECTION 11.12. WAIVER AND AMENDMENT. Any representation, warranty, covenant, term or condition of this Agreement which may legally be waived, may be waived, or the time of performance thereof extended, at any time by the party hereto entitled to the benefit thereof, and any term, condition or covenant hereof may be amended by the parties hereto at any time. Any such waiver, extension or amendment shall be evidenced by an instrument in writing executed on behalf of the appropriate party by a person who, to the extent applicable, has been authorized by its Board of Directors to execute waivers, extensions or amendments on its behalf. No waiver by any party hereto, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such party's rights under such provisions at any other time or a waiver of such party's rights under any other provision of this Agreement. No failure by any party hereto to take any action against any breach of this Agreement or default by another party shall constitute a waiver of the former party's right to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such other party.

             IN WITNESS WHEREOF, the parties hereto have caused their signatures to be affixed to this Agreement as of the date first above written.

                                   COLORADO TECHNICAL UNIVERSITY, INC.,
                                        A COLORADO CORPORATION

                                   By: /s/ Randy S. Proto
                                      ------------------------------------------
                                   Name: Randy S. Proto
                                   Title: Vice President

                                   HURON UNIVERSITY, LLC,
                                        A SOUTH DAKOTA LIMITED LIABILITY COMPANY

                                   By: /s/ David O'Donnell
                                      ------------------------------------------
                                   Name: David O'Donnell
                                   Title: President and Manager

                                   NEWCO, LLC, A SOUTH DAKOTA LIMITED LIABILITY
                                        COMPANY

                                   By: /s/ David O'Donnell
                                      ------------------------------------------
                                   Name: David O'Donnell
                                   Title: President and Manager
                                   /s/ David O'Donnell
                                   ---------------------------------------------
                                   DAVID O'DONNELL, INDIVIDUALLY

                                  SCHEDULE 2.04

                   LIQUIDATION PREFERENCE ASSUMED LIABILITIES

1. Principal amount plus accrued interest on Pueblo Bank and BankOne loans as of the Closing Date.

2.       All trade payables of the Business as of the Closing Date.

                                  SCHEDULE 4.04

HEI Lease
Software License
Pueblo Bank indebtedness
BankOne indebtedness
Huron Letter
Accreditation and Certification for Huron University

                                  SCHEDULE 9.01

                             EXCEPTIONS TO COVENANTS

         1. Purchase of the Real Property from Huron Education, Inc., and the incurrence of mortgage indebtedness on such Real Property in connection with the acquisition.

         2. Sale and leaseback of certain boiler equipment to Northwest Public Service.